AGREEMENT, made this 5th day of August, 1996, among BLC Management
Consulting Services, Inc., with an address at 919 Third Avenue, New York, New York 10022 ("BLCS"), Eastland National Corp. ("ENC"), EBLC, Inc. ("EBLC") and Salim El Hage ("El Hage" , ENC, EBLC & El Hage are hereinafter jointly referred to as "Sellers") all with offices at 163 rue de la Pompe , Paris, France 75116.

      WHEREAS, on December 20, 1991, EBLC and Business Loan Center, Inc. ("BLC") entered into a Restated and Amended Partnership Agreement ("Agreement") pursuant to which were set forth terms and conditions relating to the operation of Business Loan Center, a New York general partnership ("Partnership") which was formed to operate a small business lending company; and

      WHEREAS, EBLC is wholly owned subsidiary of ENC and Salim El Hage ("El Hage") is the sole shareholder of ENC; and

      WHEREAS, Sellers have requested that BLCS purchase their interest in the Partnership upon the terms set forth below.

      NOW, THEREFORE, the parties hereto hereby agree as follows:

      1. Sale of Partnership Interest.Sellers hereby agree to sell, transfer and convey all of their interest in the Partnership to BLCS for cash consideration of $380,000.00 to be paid by BLCS by wire transfer in accordance with instructions to be furnished by Sellers at closing.

      2. Representation and Warranties of ENC, El Hage and EBLC. ENC, El Hage and EBLC hereby jointly and severally represent and warrant to BLCS that:

            2.1 The Partnership interest currently owned by Sellers is 11.8% having been diluted from 45% as a result of the failure of EBLC to meet capital calls all in accordance with the terms of the Agreement;

            2.2 Except for the aforementioned dilution, Sellers' interest in the Partnership has not been sold, assigned, transferred, pledged or hypothecated, and is not subject to any lien or encumbrance;

            2.3 ENC and EBLC are New York Corporations in good standing, are solvent, have the requisite net worth and assets to meet all of their obligations as they become due and Sellers have taken all corporate action necessary to ratify and complete this sale;

            2.4 Sellers have been granted the opportunity to examine the books and records of the Partnership and to ask questions as to the current operations and financial affairs of the Partnership and in that connection Sellers acknowledge having received from BLC Financial Services, Inc. its June 30, 1995 Form 10-K, Form 10-Q Reports for the quarters ending September 30, 1995, December 31, 1995 and March 31, 1996; Form 8-K Report dated February 5, 1996; press release dated June 3, 1996.

            2.5 Sellers have consulted legal counsel with respect to this sale and said legal counsel has reviewed this agreement on their behalf.

      3. Closing. The closing of the transactions set forth above shall occur on or about August 9, 1996, at the offices of the Partnership, 919 Third Avenue, New York, New York, on the 17th Floor, or such other date and place as the parties may mutually-agree to. In order to avoid inconveniencing the Sellers by requiring them to come to New York, the Sellers may forward the executed closing documents to BLCS or its attorneys to be held in escrow until the closing occurs. To the extent that the Partnership deems it necessary, the closing may be adjourned until the United States Small Business Administration has granted its consent to this transaction.

      At the closing, Sellers shall deliver to BLCS:

            3.1 An Assignment in the form annexed hereto as Exhibit 3.1;

            3.2 A General Release in favor of BLCS, BLC, Partnership and BLC Financial Services, Inc. in the form annexed hereto as Exhibit 3.2;

            3.3. Resolutions of shareholders and Directors approving the sale in the form annexed hereto as Exhibit 3.3;

            3.4 An Incumbency Certificate signed by the President of each respective corporation in the form annexed hereto as Exhibit 3.4.

      BLC and BLCS shall deliver to ENC and EBLC:

            3.5 A bank check payable to Sellers in the amount of $380,000.00.

            3.6 A General Release in favor Sellers in the form annexed hereto as
            Exhibit 3.6;

      4. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

      5. Notices. Notices required hereunder shall be in writing and given to the parties hereto at the addresses set forth above.

      6. Applicable Law. This Agreement has been made under and shall be governed by the laws of the State of New York.

      7. Amendments, Changes and Modifications. This Agreement may only be changed, amended, modified or altered by an agreement in writing signed by the parties hereto.

      8. Entire Agreement. This Agreement sets forth the entire understanding of the parities and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intent has been made by either party which is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not expressly set forth herein.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their duly-authorized officers as of the date first above written.

                                          BLC MANAGEMENT CONSULTING
                                          SERVICES, INC.


                                          By: /s/ Robert F. Tannenhauser
                                              --------------------------------
                                              Robert F. Tannenhauser
                                              President

                                          EASTLAND NATIONAL CORP.


                                          By: /s/ Salim El Hage
--------------------------------              --------------------------------
F. KAYROUZ Vice President                     SALIM EL HAGE President

                                          EBLC, INC.


                                          By: /s/ Salim El Hage
--------------------------------              --------------------------------
F. KAYROUZ Vice President                     SALIM EL HAGE President



                                              --------------------------------
                                              SALIM EL HAGE


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